Exhibit 99.17

Pazoo Radio Episode 2: Healthy Cooking, Healthy Investing With Chef Eric, Now Available On Pazoo.com

Whippany, N.J., October 15, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that the second episode of Pazoo Radio has been recorded and is now available for listening at: http://www.pazoo.com/category/pazoo-radio/

Pazoo CEO David Cunic and co-host Chris Curran of Fractal Recording are joined by Chef Eric LeVine – one of America’s most passionate, respected and celebrated chefs (and Food Network’s 2011 “Chopped” champion). As a 5-time cancer survivor since 2000, Chef Eric truly understands the importance of good and healthy eating. His weekly blog at Pazoo.com provides a colorful backdrop for his easy, delicious and healthy recipes posted on the site. Many come from his most recent book, “Small Bites, Big Flavors” and his two New Jersey restaurants: Morris Tap & Grill in Randolph, and Paragon Tap & Table in Clark.

Hear about Chef’s start in the business as an 11-year-old in Brooklyn, NY and his journey to food stardom. He talks about his transition from fats to healthy foods, including the often under-looked health benefits of craft beers. Chef credits his association with Pazoo for the opportunity to share his culinary values with a wider audience.

Also on this episode, the hosts discuss the latest excitement from Pazoo, including PazooFest at the 3rd Annual Marijuana Business Conference & Expo in Las Vegas, Nevada – an important event in light of Pazoo being the largest shareholder in MA & Associates, a Medical Marijuana Testing Laboratory in Nevada.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: October 15, 2014